Exhibit 16.1

April 8, 2016

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4.01 of AJ Greentech Holdings Ltd. and Subsidiaries of Form 8-K dated April 8, 2016, and are in agreement with the statements in Item 4.01 contained therein, as they relate to our firm.

Very truly yours,

/s/ McCormack, Su & Company Inc.

McCormack, Su & Company Inc.